Exhibit 5.9

[Letterhead of K2 Legal Korboński I Partnerzy Kancelaria Radców Prawnych Spółka Partnerska]

February 10th, 2023

Attn.: Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

United States

(the “Addressee”)

Re: Diebold Nixdorf sp. z o.o. and Diebold Nixdorf BPO sp. z o.o. – Registered Exchange Offer

Dear Sir, dear Madam,

We have acted as Polish legal advisor to Diebold Nixdorf sp. z o.o. and Diebold Nixdorf BPO sp. z o.o. a limited liability companies incorporated under the laws of Republic of Poland and having its statutory seat at Warsaw, Aleje Jerozolimskie 142B Street, Poland and registered with the Companies Register under number (Diebold Nixdorf sp. z o.o.) 0000019858 and (Diebold Nixdorf BPO sp. z o.o.) 0000033383 (both as the “Companies”) in connection with the agreements listed in paragraphs 1(a) to and including 1(c).

1.	For the purposes of this opinion, we have examined the following documents (the “Documents”):

(a)

A copy of an executed dealer manager agreement, dated February 10th, 2023 and made between, inter alios, Diebold Nixdorf, Incorporated, the Guarantors (as defined therein) including the Companies and J.P. Morgan Securities LLC as Dealer Manager (the “Dealer Manager Agreement”);

(b)

a copy of the executed 2026 Notes Indenture 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 dated 29 December 2022 and made between, inter alia, Diebold Nixdorf, Incorporated, certain of its Subsidiaries as Guarantors, U.S. Bank Trust Company, National Association as Trustee and GLAS Americas LLC as Notes Collateral Agent (the “2026 Indenture”);

(c)

a Registration statement on Form S-4 (as amended, supplemented and restated from time to time, whether before or after this Registration statement on Form S-4 becomes effective), setting out the terms and conditions of the Exchange Offer, included in the Registration Statement;

(d)

a draft of the 2026 Notes Supplemental Indenture dated February 10th, 2023 and to be entered into between, inter alia, Diebold Nixdorf, Incorporated, certain of its Subsidiaries as Guarantors, U.S. Bank Trust Company, National Association as Trustee and GLAS Americas LLC as Notes Collateral Agent (the “2026 Supplemental Indenture”);

(e)	a copy of the actual articles of association of both Companies (the “Articles of Association”);

(f)	a copy of the unanimous written resolutions of the management board of the Companies dated February 10th 2023 (the “Board Resolutions”);

(g)	a certificate of the Companies Register from the Register Court (Krajowy Rejestr Sądowy) dated February 8th 2023 in relation to the Companies;

(h)

the results of an online search (using the Companies registration number) conducted on February 8th 2023 in the Central Insolvency Register (Krajowy Rejestr Zadłużonych) available on https://prs.ms.gov.pl/krz in relation to the situation of the Companies up to February 8th 2023 which do not show any bankruptcy or judicial reorganization (postępowań restrukturyzacyjnych) opened in respect of the Companies;

The Documents listed in paragraphs 1(a) to and including 1(c) above are referred to in this opinion as the “Opinion Documents”.

We have not reviewed any other document than the Documents. Except as stated expressly herein, we have not examined any other agreements, arrangements, instruments or other documents affecting, directly or indirectly, the parties to the Opinion Documents, nor have we made any other enquiries concerning any of the parties.

Nothing in this opinion should be construed as implying that we are familiar with the affairs of the Companies, the Addressee or any of its affiliates and this opinion is based solely on the Documents. We assume no responsibility for the investigation or verification of any statements of facts or the reasonableness of any assumption or statement of opinion (including, without limitation, as to any representations and warranties and as to the solvency of any party to the Opinion Documents), without prejudice to the opinions expressed below in this opinion.

2.

This opinion speaks as of its date and is confined to and is given solely on the basis of the laws of Republic of Poland as presently in force and, insofar as they are directly applicable in Poland, of the European Union. We do not purport to be experts on, or generally familiar with, any law other than the laws of Republic of Poland. Accordingly, we express no opinion herein with regard to any system of law other than the laws of Republic of Poland in force at the date hereof, as currently published, and as interpreted and applied in published case law of Republic of Poland common courts and the Supreme Court and the Court of Justice of the European Union.

This opinion expresses and describes Polish legal concepts in English and not in their original French or Dutch forms. Polish legal concepts expressed in English are to be construed in accordance with the Polish legal concepts to which they refer. It cannot be excluded that due to the differences of legal systems, some words or phrases may have different connotations than the French or Dutch words or phrases would have.

Furthermore, we have not been instructed to review or opine on any matter with respect to and we express no opinion as to (i) any liability to tax, which may arise or be suffered as a result of, or in connection with, any of the Opinion Documents or their execution, creation, issuance, performance or enforcement or (ii) any public international law or the rules of, or promulgated under, any treaty or by any treaty organisation, except to the extent it would have any direct effect under Polish law.

No opinion is given that the future or continued performance of the obligations of any of the parties to the Opinion Documents or the consummation of the transactions contemplated in the Opinion Documents will not contravene Polish law if such law is altered after the date hereof. We assume no obligation to advise any party or person of any changes of law or fact which occur after the date of this opinion, even if such change may affect the legal analysis, legal conclusions or information contained in this opinion.

3.	Based upon the assumptions set out in Schedule A and subject to the qualifications set out in Schedule B, we are as at the date hereof of the following opinion:

Corporate existence, capacity and authority

(a)	Each of the Companies has been incorporated for an unlimited period and validly exists as a limited liability companies (spółka z ograniczoną odpowiedzialnością) under the laws of Republic of Poland.

(b)	Each of the Companies has the corporate power and authority to enter into the Opinion Documents, the Security Documents and the 2026 Supplemental Indenture and perform its obligations thereunder.

(c)

Each of the Companies has taken all necessary corporate action to authorize the entry into the Opinion Documents, the Security Documents and the 2026 Supplemental Indenture ( including the related guarantees thereunder) and the performance of its obligations thereunder.

(d)

No consent, license, approval or authorization of and filing, registration or recording with any governmental or regulatory authority in Poland is required to enable the Companies to enter into the Opinion Documents, the Security Documents and the 2026 Supplemental Indenture.

Due execution

(e)	Each of the Opinion Documents has been duly executed on behalf of the Companies.

No conflict

(f)

Without having the result of this opinion being construed as an opinion as to the legality, validity, enforceability or admissibility in evidence of the Opinion Documents, neither the entry into the Opinion Documents, nor the performance of its obligations thereunder, conflict with any provision of the Articles of Association or any mandatory provision of Polish law applicable to limited liability companies in general which would affect the capacity of the Companies to enter into the Opinion Documents or the performance of its contractual obligations thereunder.

We have given this opinion solely for the benefit of and reliance by the Addressee and for the purpose of the Opinion Documents and the transactions contemplated in the Opinion Documents.

This opinion may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person for any purpose whatsoever, except that it may be disclosed on a non-reliance basis without our prior consent to:

(a)	any of the Addressee’s insurers;

(b)	any person to whom disclosure is required to be made in accordance with any applicable mandatory law or regulation or in connection with any judicial proceedings;

(c)	potential successors, transferees, participants and assignees of the Addressee;

(d)	affiliates of the Addressee and, in the case of an affiliate of the Addressee, each of their professional advisers, employees, auditors and officers;

(e)	the extent required by their rules, to any regulatory authority having jurisdiction over the Addressee or to any applicable stock exchange; and

(f)

any person in connection with any court proceedings (including the relevant court itself) in respect of a dispute or claim to which the Addressee is a party under the Opinion Documents, but only to the extent required by the relevant court and/or to the extent necessary to assert or protect the Addressee’s rights before such court;

on the basis that (i) such disclosure is provided solely to enable any such person or entity to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance by them, (ii) we do not assume any duty or liability to any person or entity to whom such copy is provided, and (iii) such person or entity (other than any legislative, administrative, judicial or regulatory body, court or tribunal) is under the obligation (statutory, contractual or otherwise) not to further disclose this opinion or its contents to any other person or entity, other than as permitted above (and if such person is not under such obligation, the Addressee shall not disclose this opinion or its contents to such person without our prior written consent).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

4.

This opinion is strictly limited to the matters stated herein and may not be read or construed as extending by implication to any matters not specifically referred to. The schedules to this opinion form an integral part of the opinion.

5.

The provision of this legal opinion is not intended to, and under no circumstances shall have or be deemed to have the effect of, creating an attorney-client relationship between the Addressee and our firm.

6.

This opinion is governed by and to be construed in accordance with Polish law, as at the date of this opinion, and any disputes relating to it shall be of the exclusive jurisdiction of the courts of Republic of Poland. In particular, but without limitation, it may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Polish law and be exclusively brought before the courts of Warsaw.

/s/ K2 Legal Korboński I Partnerzy Kancelaria Radców Prawnych Spółka Partnerska

Schedule A – Assumptions

For the purposes of this opinion, we have assumed and not verified, with your consent:

Veracity and bona fides

1.

the completeness and conformity to originals of all documents purporting to be copies of originals, the authenticity of all documents submitted to us as copies, received by us by telefax or through electronic transmission or submitted to us as conformed, certified or photo static copies or photocopies and the authenticity of the originals thereof and the genuineness of all signatures and stamps;

2.	that the Opinion Documents have been executed by the persons whose names are indicated thereon as being the names of the signatories;

3.

the accuracy of the results of computer searches, including from the website of the Companies Register (Krajowy Rejestr Sądowy) and Central Insolvency Register (Krajowy Rejestr Zadłużonych up to February 9th 2023 (the “Online Searches”);

4.

that there have been no amendments or changes, no supplements or addendums, in whatever form, to any of the Opinion Documents submitted to us and that such Opinion Documents have not been terminated, revoked, rescinded or nullified and remain in full force and effect;

5.	that the Articles of Association are the most recent articles of association of the Companies; although not conclusive, there is nothing in the Online Searches that contradicts this;

6.

that the Opinion Documents and all other agreements referred to therein represent and contain the entirety of the transaction entered into by the parties thereto, that these do not constitute simulation, and the absence of any other arrangements between any of the parties to the Opinion Documents which modify or supersede any of the terms of the Opinion Documents and, in particular, that there is no “side-letter” entered into by the parties regarding this transaction and which would be material to this opinion;

7.

that all parties have acted in good faith in connection with the Opinion Documents and the absence of fraud, duress, mistake, abuse of circumstances or undue influence on the part of any of the parties to the Opinion Documents, their respective directors, employees, agents and advisers; that there has been no material mistake of fact or misunderstanding, duress or undue influence in connection with the negotiation, execution or delivery of the Opinion Documents;

8.	that none of the provisions of the Opinion Documents are considered as provisions which cannot be negotiated and that create a manifest imbalance between the parties thereto;

9.	that each Opinion Document has been entered into for a legitimate cause;

10.

the truth, accuracy and completeness at all relevant times of each of the statements or matters of fact contained in the Opinion Documents in relation to each of the parties thereto or given by any of the parties, except to the extent opined upon in this opinion;

11.

without prejudice to the opinions given in this opinion document, that all representations and warranties given by any of the parties to the Opinion Documents are, and will be, when made or repeated or when deemed made or repeated (as the case may be), and were at all relevant times, true and accurate and that any representation or warranty given by any party to the Opinion Documents that it is not aware of or has no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

Capacity of the parties to the Opinion Documents

12.

that each party to the Opinion Documents (other than the Companies) is duly incorporated and existing under all applicable laws, has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents;

13.	that each party to the Opinion Documents (other than the Companies) has duly authorized and executed the Opinion Documents to which it is a party;

14.

that the consent of any person (other than the Companies), authority, or governmental agency which is required in relation to the execution and delivery of the Opinion Documents and the performance and observation of the terms thereof by the parties has been obtained on the date of this opinion and none of these transactions will infringe the terms of, or constitute a default under, any rule of law (including any rule of public policy) of any jurisdiction other than Polish, any agreement or other instrument or obligation to which any party thereto is a party or by which any of its property, undertaking, assets or reserves are bound;

15.	that none of the transactions contemplated under or further to any of the Opinion Documents will constitute unlawful financial assistance under any applicable law;

16.	that none of the proceeds of the notes will be used for an unlawful purpose or in breach of any applicable law;

17.	that the entry by the Companies into the Opinion Documents is in the corporate interest of the Companies and falls within the corporate object;

18.

that the entry by the Companies into the Opinion Documents is not an abnormal transaction in the sense that those acting on behalf of the Companies know that, by doing so, it would prejudice its creditors;

19.

that the Board Resolutions fully and accurately record properly adopted resolutions by duly appointed managing directors of the Companies who have complied with all applicable provisions of the Code of Companies (Kodeks Spółek Handlowych) and Articles of Associations related to potential conflict of interests procedures, and that the adopted resolutions have not been amended or revoked and remain in full force and effect. On the face of the Board Resolutions of the Companies, there is nothing that comes to our attention that could contradict this;

20.

that the management board of the Companies has satisfied itself that the obligations undertaken by the Companies under the Opinion Documents to which it is a party meet its corporate interest, are not disproportionate to its financial capacities and benefits, and the conclusions of the management board of the Companies in this respect are not unreasonable (this is primarily a question of fact for which the management board is solely responsible and as to which we express no opinion). On the face of the Board Resolutions of the Companies, there is nothing that comes to our attention that could contradict this;

21.

that none of the managing directors of the Companies had a direct or indirect economic interest which conflicted with the decisions of or with the transactions approved by the managing board when the resolutions set out in the Board Resolutions were adopted;

Legality, validity and enforceability

22.

that the Opinion Documents constitute and will at all times constitute legal, valid and binding obligations of all parties thereto, enforceable in accordance with their terms, under the applicable laws of any jurisdiction;

Solvency

23.

that on the day of this opinion and on the date of any transaction contemplated in the Opinion Documents, (i) no party to the Opinion Documents was or will be deemed to be in a situation of cessation of payments within the meaning of Polish or any other relevant bankruptcy legislation, (ii) no party to the Opinion Documents will as a result of the Opinion Documents or the transactions contemplated thereunder be unable to pay its debts, (iii) no party to the Opinion Documents has resolved to enter into voluntary liquidation, (iv) no party to the Opinion Documents has filed an application for bankruptcy or judicial reorganization, for a moratorium or any other similar proceedings under any other laws, (v) no party to the Opinion Documents has been adjudicated bankrupt or annulled as a legal entity, or (vi) no receiver, trustee, administrator (whether out of court or otherwise) or similar officer has been appointed in relation to any of the parties to the Opinion Documents or any of their assets (although not constituting conclusive evidence, the results of the Online Searches do not contradict the assumptions set out in sub-paragraphs (iv) and (v) in respect of the Companies);

24.

that, in respect of the Opinion Documents and the transactions contemplated thereby, referred to therein, provided for or effected thereby, each of the parties has entered into and will enter into the same on arms’ length commercial terms; and

Other restrictions or conditions binding on the parties to the Opinion Documents

25.

that there are no contractual restrictions or conditions binding on the parties to the Opinion Documents (other than as may be contained in or contemplated in the Opinion Documents and, for the avoidance of doubt, other than pursuant to Polish law binding on the parties to the Opinion Documents generally) which could affect the conclusions of this opinion.

Schedule B – Qualifications

Our opinion is subject to the following qualifications:

1.	We do not express any opinion as to the legality, validity, enforceability or admissibility in evidence of the Opinion Documents under any applicable law.

2.	We express no opinion on the correctness, accuracy or completeness of any information, statements, representations or warranties of fact included in the Opinion Documents.

3.

Notwithstanding any provision requiring written amendments or waivers to an agreement, Polish courts may find that oral or other modifications, amendments or waivers to such agreement may be effectively agreed upon or granted by or between the parties or implied by their course of conduct.

4.

The authority of decisions rendered by Polish courts and tribunals is limited in that they do not constitute binding precedents. Therefore, the statements of Polish law contained in this opinion which are upheld by the decisions of Polish courts as of the date hereof may not be adhered to as rules of precedent should a controversy arise between the parties to the Opinion Documents.

5.

This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganization and other laws of general application relating to or affecting the rights of creditors.

6.

An electronic signature within the meaning of Article 3(10) of Regulation (EU) No. 910/2014 on electronic transactions in the internal market (the eIDAS Regulation) which does not comply with the conditions of a qualified electronic signature within the meaning of Article 3(12) of the eIDAS Regulation needs to be attributable to a particular person and demonstrate that person’s will to consent, as required pursuant to Articles 60, 77[2] and 78[1] Civil Code for the signature to have functional equivalence and probative value in respect of the underlying document